Exhibit 5

March 28, 2005

CardioVascular BioTherapeutics, Inc.

1700 West Horizon Ridge Parkway

Suite 100

Henderson, Nevada 89012

Re:	CardioVascular BioTherapeutics Inc.
Registration Statement on Form S-8

Gentlemen:

We have represented CardioVascular BioTherapeutics Inc., a Delaware corporation (the (‘Company”), in connection with the preparation of the registration statement filed with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) relating to (i) the offer and sale of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the terms of the CardioVascular BioTherapeutics Inc. 2004 Stock Plan; (ii) the sale of up to 2,755,000 shares of the Company’s Common Stock under 14 individual non-statutory stock option agreements; and (iii) the sale of up to 300,000 shares of the Company’s Common Stock under two individual warrant agreements (collectively with the 2004 Stock Plan and the 14 individual non-statutory stock option agreements, the “Plans”). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Certificate of Incorporation of the Company, the Bylaws of the Company, as amended, and resolutions of the Board of Directors of the Company.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that, under the Delaware General Corporations Law, when pursuant to the Plans and pursuant to the agreements which accompany each grant under the Plans, the shares of Common Stock offered by the Company will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

Very truly yours,

/s/ LORD BISSELL & BROOK LLP